Michael F. Cronin, CPA
687 Lee Road, Ste 210 Rochester, NY 14606	407-754-7027 email mikeccpa@aol.com	1574 Eagle Nest Circle Winter Springs, FL 32708

November 6, 2006

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, D.C. 20549

Re: Sheffield Pharmaceuticals, Inc.
       Commission File Number (01-12584)

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K of Sheffield Pharmaceuticals, Inc. dated November 6, 2006 and are in agreement with the statements concerning our firm contained therein.

There were no disagreements with Sheffield Pharmaceuticals, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Yours truly,
/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant